Exhibit 99.1

newcleo, A Developer of Advanced Nuclear Reactors and Nuclear Fuel, to Become Public Company
Through Business Combination with NewHold Investment Corp III

●	Newcleo Ltd. (“newcleo” or the “Company”) is an established nuclear energy company developing advanced modular, lead-cooled fast reactors (LFRs) and mixed oxide (MOX) nuclear fuel from reprocessed nuclear materials.

●	newcleo ranked as a leading advanced modular reactor company in Europe in an independent review by the OECD Nuclear Energy Agency, reflecting the maturity of its technology, fuel strategy, and project development progress.

●	The proposed business combination is intended to accelerate newcleo’s US growth strategy, including leveraging its established European projects as a foundation for execution and deployment.

●	newcleo operates in seven countries, with over 900 employees and generated approximately $80 million in revenue, other income and financial income in 2024 from its nuclear equipment supply chain operating companies.

●	newcleo has made substantial R&D investments since its founding, as demonstrated by its patent portfolio covering 31 patent families across both its LFR design and MOX fuel processing.

●	newcleo has raised approximately $780 million of private funds since its founding in 2021 to fund this growth as well as its licensing and siting progress.

●	newcleo’s CEO and founder Stefano Buono is an accomplished physicist and a veteran public company CEO with a proven track record of delivering superior returns to shareholders. He is complemented by a seasoned management team with deep nuclear industry and public company experience.

●	In October 2025 the Company announced the intention to form a strategic partnership with Oklo Inc. (NYSE: OKLO) to build advanced nuclear fuel manufacturing infrastructure; combining newcleo’s MOX expertise with Oklo’s U.S. metal-fuel technology in support of U.S. energy security.

●	Oklo announced on May 26, 2026 that it has been selected by the U.S. Department of Energy (DOE) for advanced negotiations under the Surplus Plutonium Utilization Program. In partnership with newcleo, Oklo would lead the utilization of surplus plutonium, while newcleo would bring relevant fuel-cycle experience.

●	The transaction values newcleo at a pre-money equity value of approximately $2.4 billion and is expected to provide up to $429 million in gross proceeds, from a combination of PIPE proceeds of $220 million and up to $209 million of cash held in the NewHold Investment Corp III (Nasdaq: NHIC) (“Newhold”) trust account, before accounting for redemptions and transaction expenses.

●	The oversubscribed PIPE is committed at $10.00 per share, with 22 million ordinary shares to be issued for a total of $220 million, and is anchored by a group of new strategic and institutional investors, with additional participation from several existing shareholders.

●	The combined company is expected to be listed on the Nasdaq under the ticker symbol “NWCL” following an anticipated transaction close in the second half of 2026.

●	newcleo and NewHold will host a joint investor conference call to present the proposed transaction on May 27, 2026, at 8:00 AM EST. To access the conference call, please visit https://www.newcleo.com/investors or via dial-in at 1-800-267-6316 or 1-203-518-9783 with passcode NEWCLEO.

Paris, France, and New York, NY, May 27, 2026 – Newcleo Ltd. (“newcleo” or the “Company”), a pioneer in advanced modular reactor (“AMR”) technology and nuclear fuel manufacturing, and NewHold Investment Corp III (Nasdaq: NHIC) (“NewHold”), a publicly listed special purpose acquisition company, today announced that they have entered into a definitive agreement for a business combination that would result in newcleo becoming a publicly traded company on the Nasdaq under the ticker symbol “NWCL.”

Company Background

Founded in 2021, newcleo is pioneering the next generation of nuclear technologies through its advanced modular (AMR) lead-cooled fast reactors (LFRs) utilizing mixed-oxide (MOX) fuel – a proven nuclear fuel made from reprocessed nuclear waste and nuclear materials – to create safe, clean and competitive nuclear energy.

newcleo’s technology platform builds on established nuclear technology principles with proprietary and modernized reactor and fuel manufacturing approaches, alongside an innovative and vertically integrated business model, enabling the closure of the nuclear fuel cycle and addressing three critical challenges of the nuclear industry: costs, safety and waste management.

newcleo has established operations, with over 900 employees in 16 offices across 7 countries, a deep IP portfolio with 31 patent families, along with existing revenue streams, having generated $80 million in revenue, other income and financial income in 2024 from its operating companies.

newcleo’s 200MWe (480MWth) commercial reactor design is aimed at addressing critical industry needs by supplying combined electricity and high-temperature heat to energy intensive off-takers across industries, including data centers, chemicals, steel, glass, ceramics and paper manufacturing. The Company’s LFRs are designed to reduce certain severe accident risks by design by combining the intrinsic properties of lead with passive safety systems and atmospheric pressure operations.

The Company’s reactors are designed to be fueled by proprietary MOX fuel, a proven nuclear fuel produced from reprocessed nuclear waste and other materials that have been used commercially in PWR reactors for over 50 years. Use of MOX fuel in fast reactors, like newcleo’s own, enables the recycling of spent nuclear fuel and other nuclear materials into new usable fuel. Newcleo’s approach does not require freshly mined uranium to operate nuclear reactors; thereby lowering supply chain risk, mitigating bottlenecks connected with fuel availability, and provides an alternative to the current cost of disposing of long-lived radioactive waste. This approach allows countries with substantial inventories of spent nuclear fuel to convert what is currently a long-term liability into a domestic energy resource.

According to an independent analysis by the OECD’s Nuclear Energy Agency on project maturity indicators (Licensing, Fuel, Financing, Supply Chain, Siting, Engagement), newcleo’s reactor design ranked first among fast reactors in Europe, second among fast reactors worldwide and second among European SMRs.

Cofounded by Stefano Buono, an accomplished physicist and entrepreneur, Luciano Cinotti, a leading expert in fast reactor technologies who has authored among the largest number of global LFR patents and chaired the LFR Steering Committee of the Generation-IV International Forum, and Elisabeth Rizzotti, CERN alumna with extensive management experience in management consulting and banking, newcleo’s management team brings extensive experience in nuclear technology and public company execution.

Buono, a CERN alumnus who worked alongside Nobel prize laureate Carlo Rubbia, previously founded and served as CEO of nuclear medicine company Advanced Accelerator Applications S.A., which was listed on Nasdaq (Nasdaq: AAAP) in 2015 and was subsequently sold to Novartis in 2018 for $3.9 billion.

Company Business Model

newcleo has developed a scalable, asset-light business model based on a complementary product portfolio and a vertically integrated supply chain. The Company’s potential revenue streams include IP license fees for its reactor designs and MOX fuel manufacturing technology, MOX fuel supply sales and EPCM and manufacturing services connected to the provision of these technologies to third parties, as well as profit sharing arrangements associated with minority equity ownership in LFR projects and MOX fuel manufacturing facilities.

newcleo already generates revenue through EPCM and manufacturing services provided to a variety of customers through its wholly-owned supply chain subsidiaries – S.R.S., Fucina and Rutschi – reducing capital risk while enabling rapid scaling through the vertical integration of key reactor component manufacturing to shorten deployment timelines and reduce supply-chain bottlenecks.

Potential customers for the Company include utilities and nuclear operators as well as industrial and infrastructure energy offtakers across a range of industries including data centers, chemicals, refining, steel, cement, maritime, glass, ceramics and paper, all of which require electricity and industrial heat to support their operations.

The Company is in advanced discussions with potential customers and is actively developing its project pipeline, with a target pipeline of approximately 9.2 GW of advanced commercial opportunities, including a state-backed project in Slovakia to deploy up to four 200MWe commercial reactors and enable the recycling of the country’s current nuclear material stockpile.

Established European Projects and Strategic U.S. Market Opportunities

newcleo has a significant European footprint. The Company has established a joint venture with JAVYS, the Slovakian state-owned nuclear decommissioning and waste management company, to deploy up to four LFR-AS-200 reactors at the Bohunice nuclear site in Slovakia.

In June 2025, newcleo and engineering company NEXTCHEM established NEXT-N as a joint venture company to provide engineering services for the conventional island and balance of plant of newcleo’s own and third-party SMR projects.

The Company has also formed strategic partnerships with industry leading publicly listed companies like Saipem, Fincantieri, Danieli, and Maire to develop industry-specific applications for its LFRs in energy-intensive industries. Some of these companies are also newcleo shareholders, underscoring their long-term commitment to the Company’s success.

The Company has also established significant momentum in the U.S. market through strategic partnerships and government engagement. In October 2025, newcleo announced a partnership with Oklo Inc. (NYSE: OKLO) to build advanced fuel manufacturing infrastructure in the U.S., combining newcleo’s European MOX expertise with Oklo’s U.S. metallic fuel technology.

Oklo announced on May 26, 2026 that it has been selected by the U.S. Department of Energy (DOE) for advanced negotiations under the Surplus Plutonium Utilization Program. In partnership with newcleo, Oklo would lead the utilization of surplus plutonium, while newcleo would bring relevant fuel-cycle experience. Oklo and newcleo view the program as a pathway for disposal through use: converting material that already exists into fuel for advanced reactors, using it to generate reliable electricity, and consuming it through fission under stringent security, safeguards, and material control requirements.

Reactor and Fuel Regulatory Progress in Europe and the U.S.

newcleo is engaged with nuclear regulators in Europe and the US for its LFR design and MOX fuel fabrication facilities.

newcleo has engaged extensively with France’s nuclear safety and radiation protection authority (ASNR) and has submitted its so called nuclear “Safety Options File” for both its LFR and advanced fuel fabrication facility. The ASNR Expert Opinion of December 2025 for the MOX fuel fabrication facility considered the safety options adopted by newcleo to be satisfactory and offered recommendations to be adopted in the project’s detailed design and future licence application. The ASNR assessment of the LFR safety functions and approach is expected by end of 2026 and should support the development of the detailed design and future licence application.

In July 2025, newcleo identified the site in Nogent-sur-Seine (north-eastern France) where it plans to deploy its advanced fuel manufacturing facility. In line with national licensing regulations, a 4-month national public debate was launched in early April by regulators to collect public opinions on both the LFR and MOX fuel fabrication facility projects. In December 2025, newcleo also began its safeguards-by-design engagement with EURATOM for its LFR design, an essential step to comply with adequate anti-proliferation measures by design which is a prerequisite of a future license application.

To support potential future licence applications in other European countries, newcleo invited and hosted regulatory authorities from Belgium, Slovakia and Sweden to attend seminars held with ASNR on newcleo’s LFR design and related safety options, giving them the opportunity to become more familiar with the technology and the associated regulatory work.

In the U.S., newcleo began its pre-application engagement with the Nuclear Regulatory Commission in March 2026 for its LFR and MOX fuel fabrication technologies and intended first projects in that market. Regulatory engagement plans for each project are being developed with biweekly meetings occurring between the organizations.

Extensive R&D Program Focused on Delivery

Since 2022, newcleo has collaborated with the Italian National Agency for New Technologies, Energy and Sustainable Economic Development (ENEA) to deploy a unique LFR R&D program at ENEA’s Brasimone Research Center in Italy. The collaboration builds on ENEA’s 20+ years of R&D activities on lead-cooled reactor technologies. newcleo has invested over $70 million to design, manufacture and install research facilities at the center, including OTHELLO, a 2MWth liquid-lead experimental loop that began operations in April 2026, and PRECURSOR, a 10 MWth electricity-generating, non-nuclear demonstration reactor system which is currently being installed and is expected to be completed by the end of 2026. The facilities at the site allow newcleo to conduct extensive testing of innovative materials and components, undertake system qualification, and provide real-world operational data to accelerate the deployment of its reactors.

To further strengthen its R&D and licensing efforts, the Company has also established partnerships with the French Alternative Energies and Atomic Energy Commission (CEA) and the Japanese Atomic Energy Agency (JAEA). JAEA’s owns and operates Joyo, the only reactor with a high-flux fast neutron spectrum accessible in the western world. Together, newcleo and JAEA will conduct irradiation tests in Joyo on structural and core materials, supporting newcleo’s qualification efforts and fuel manufacturing strategy.

Management Commentary

“This transaction represents a pivotal moment for newcleo as we accelerate our mission of closing the nuclear fuel cycle and safely producing clean and competitive low carbon energy,” said Stefano Buono, CEO and co-founder of newcleo. “The capital raised as part of this strategic transaction, combined with public market access, will enable us to rapidly advance our reactor deployment and fuel manufacturing capabilities across Europe and the United States. newcleo is positioned to deliver a competitive solution to the world’s clean energy needs while reducing existing and future nuclear waste liabilities.”

“newcleo represents a unique opportunity to invest in the future of clean energy through proven advanced nuclear technologies,” said Kevin Charlton, CEO of NewHold. “The Company’s innovative approach to both reactor design and nuclear fuel recycling positions it at the forefront of the energy transition while supporting energy independence and security needs, aligned with European and US government strategies.”

Transaction Overview

The transaction values newcleo at a pre-money equity value of approximately $2.4 billion and is expected to provide up to $429 million in gross proceeds, to newcleo, from a combination of PIPE proceeds of $220 million and up to $209 million of cash held in the NewHold Investment Corp III (Nasdaq: NHIC) (“Newhold”) trust account, before accounting for redemptions and transaction expenses. In connection with the closing of the transaction, each Class A share of NewHold that has not been redeemed for cash in accordance with the terms of its organizational documents will convert to an ordinary share of newcleo on a one-for-one basis.

The oversubscribed PIPE is committed at $10.00 per share, with 22 million ordinary shares of to be issued for a total of $220 million, and is anchored by a group of new strategic and institutional investors, with additional participation from several existing shareholders. Additionally, certain trust shareholders have entered into non-redemption agreements. newcleo has also raised and closed upon over $150 million over the past 12 months through a series of private rounds leading into the PIPE transaction, bringing total funds raised since 2021 to approximately $780 million.

newcleo’s existing management team will continue to lead the combined company following the close of the transaction. Under the terms of the agreement, existing newcleo shareholders will roll over 100% of their equity, demonstrating strong confidence in the Company’s prospects.

The proposed transaction has been unanimously approved by the boards of directors of both NewHold and newcleo. The transaction is expected to close in the second half of 2026, subject to customary closing conditions, including approval by NewHold shareholders and other regulatory approvals. All cash remaining on the combined company’s balance sheet at the closing of the transaction, after the settlement of transaction-related expenses, is expected to be utilized by the combined company for working capital, growth, and other general corporate purposes.

Additional information about the proposed transaction, including a copy of the business combination agreement and the investor presentation, will be provided in a report on Form 8-K to be filed by NewHold with the U.S. Securities and Exchange Commission (“SEC”) and available at www.sec.gov.

Investor Conference Call Information

newcleo and NewHold will host a joint investor conference call to present the proposed transaction on May 27, 2026, at 8:00 AM EST. To access the conference call, please visit https://www.newcleo.com/investors or via dial-in at 1-800-267-6316 or 1-203-518-9783 with passcode NEWCLEO.

Advisors

Guggenheim Securities is acting as financial advisor and capital markets advisor to newcleo. Goldman Sachs & Co. LLC is acting as lead placement agent to newcleo. BTIG is acting as placement agent and capital markets advisor to newcleo. Davis Polk & Wardwell LLP is acting as legal advisor to newcleo. Loeb & Loeb LLP is acting as legal counsel to NewHold. Latham & Watkins LLP is acting as legal counsel to the placement agents. ICR is acting as strategic communications advisor to newcleo.

About newcleo

newcleo is an innovative nuclear energy company developing AMRs cooled by liquid lead, and nuclear fuel from recycled nuclear waste, with the goal of delivering abundant, competitive, low-carbon energy. The Company was founded by physicist-entrepreneur Stefano Buono following the USD 3.9 billion sale of his previous venture – Nasdaq-listed nuclear medicine company Advanced Accelerator Applications – to Novartis. With over $80 million in revenue, other income, and financial income in 2024 including from its operating companies, approximately $780 million in private funding, and more than 900 highly skilled employees across Europe and the 6 United States, the Company has built a network of over 100 industry partnerships and supports its growth through the targeted acquisition and vertical integration of key companies in the nuclear supply chain. Visit www.newcleo.com.

About NewHold Investment Corp III

NewHold Investment Corp III is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While NewHold may pursue a business combination in any sector, NewHold’s primary focus is on growing industrial and business services companies. NewHold is led by an experienced management team with Kevin Charlton as Chief Executive Officer, Samy Hammad as President and Chief Operating Officer and Polly Schneck as Chief Financial Officer. For more information visit https://nhicspac.com.

Important Information for Investors and Shareholders

NewHold and newCleo Ltd. (“newcleo”) intend to file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form F-4 (as may be amended, the “Registration Statement”), which will include a preliminary proxy statement of NewHold and a prospectus of newcleo (the “Proxy Statement/Prospectus”) in connection with the proposed business combination between NewHold and newcleo (the “Business Combination”), the private placements of securities in connection with the Business Combination, if any (the “Private Placement Transactions”), and the other transactions contemplated by the Business Combination Agreement and/or as described in this press release (together with the Business Combination and the Private Placement Transactions, the “Proposed Transactions”). The definitive proxy statement and other relevant documents will be mailed to shareholders of NewHold as of the record date to be established for voting on the Business Combination and other matters as described in the Proxy Statement/Prospectus. NewHold and/or newcleo will also file other documents regarding the Proposed Transactions with the SEC. This press release does not contain all of the information that should be considered concerning the Proposed Transactions and is not intended to form the basis of any investment decision or any other decision in respect of the Proposed Transactions. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, SHAREHOLDERS OF NEWHOLD AND OTHER INTERESTED PARTIES ARE URGED TO READ, WHEN AVAILABLE, THE PRELIMINARY PROXY STATEMENT/PROSPECTUS, AND AMENDMENTS THERETO, AND THE DEFINITIVE PROXY STATEMENT/PROSPECTUS AND ALL OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC IN CONNECTION WITH NEWHOLD’S SOLICITATION OF PROXIES FOR THE EXTRAORDINARY GENERAL MEETING OF ITS SHAREHOLDERS TO BE HELD TO APPROVE THE PROPOSED TRANSACTIONS AND OTHER MATTERS AS DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT NEWHOLD, NEWCLEO AND THE PROPOSED TRANSACTIONS. Investors and security holders will also be able to obtain copies of the Registration Statement and the Proxy Statement/Prospectus and all other documents filed or to be filed with the SEC by NewHold and newcleo, without charge, once available, on the SEC’s website at www.sec.gov, or by directing a request to: NewHold Investment Corp. III, 52 Vanderbilt Avenue, Suite 2005, New York, New York 10017, or to: newCleo Ltd., 55 South Audley Street London, W1K 2QH, United Kingdom.

NEITHER THE SEC NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE PROPOSED TRANSACTIONS DESCRIBED HEREIN, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION, OR ANY RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PRESS RELEASE. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The securities to be issued by newcleo in connection with the Proposed Transactions have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), except pursuant to the Registration Statement once declared effective by the SEC, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

Participants in the Solicitation

NewHold, newcleo and their respective directors and executive officers may be deemed under SEC rules to be participants in the solicitation of proxies from NewHold shareholders in connection with the Business Combination. A list of the names of NewHold’s directors and executive officers and information regarding their interests in the Business Combination and their ownership of NewHold’s securities is, or will be, contained in NewHold’s filings with the SEC. Additional information regarding the interests of the persons who may, under SEC rules, be deemed participants in the solicitation of proxies from NewHold shareholders in connection with the Business Combination, including the names and interests of newcleo’s directors and executive officers, will be set forth in the Proxy Statement/Prospectus, which is expected to be filed by NewHold and newcleo with the SEC. Investors and security holders may obtain free copies of these documents as described above.

No Offer or Solicitation

This press release is for informational purposes only and is not a proxy statement or solicitation of a proxy, consent or authorization, with respect to any securities or in respect of the Proposed Transactions and shall not constitute an offer to sell or exchange, or a solicitation of an offer to buy or exchange the securities of NewHold or newcleo, or any commodity or instrument or related derivative, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act or an exemption therefrom. Investors should consult with their counsel as to the applicable requirements for a purchaser to avail itself of any exemption under the Securities Act.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the U.S. federal securities laws with respect to the Proposed Transactions and the parties thereto. All statements contained in this press release other than statements of historical fact, including, without limitation, statements regarding the Business Combination between NewHold and newcleo; the anticipated benefits and timing of the transaction; expected trading of the combined company’s securities on Nasdaq; the completion of investments from certain institutional investors; the expected amount of gross proceeds from any investments or other financing arrangements; the anticipated use of proceeds from such investments or financing arrangements; newcleo’s development and commercialization of its lead-cooled fast reactor technology, mixed-oxide fuel capabilities and related products and services; the expected timing, cost, performance and benefits of newcleo’s demonstration projects, fuel facilities, reactor deployments and licensing activities; newcleo’s ability to execute its business strategy, develop its technology, obtain required regulatory approvals, permits and licenses, enter into commercial arrangements, achieve its market opportunity and positioning and support the growth of advanced nuclear energy; newcleo’s expectations regarding strategic partnerships, customer demand, project pipeline, revenue streams, capital expenditures and financing needs; and other statements regarding management’s intentions, beliefs, or expectations with respect to the combined company’s future performance, are forward-looking statements.

Forward-looking statements are often identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “develop,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions, but the absence of these words does not mean that a statement is not forward-looking.

These forward-looking statements are based on the current expectations and assumptions of NewHold and newcleo and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could delay or prevent the consummation of the proposed Business Combination; (2) the outcome of any legal proceedings that may be instituted against NewHold, newcleo, the combined company, or others following the announcement of the Proposed Transactions; (3) the inability to complete the Business Combination due to failure to obtain NewHold shareholder approval or satisfy other closing conditions; (4) the inability to complete any Private Placement Transactions or other financing arrangements on the expected terms, or at all; (5) changes to the structure, timing or terms of the Proposed Transactions; (6) the ability of the combined company to meet applicable listing standards or to maintain the listing of its securities following the closing of the Business Combination; (7) the risk that the announcement and consummation of the transaction disrupts current plans, operations, relationships with customers, suppliers, regulators, partners and employees, or newcleo’s ability to retain key personnel; (8) the ability to recognize the anticipated benefits of the Business Combination, including the ability to fund and execute newcleo’s technology development, licensing, manufacturing, fuel supply and commercialization plans; (9) risks related to newcleo’s early stage of development, limited operating history and expected need for substantial additional capital to develop, license, construct and commercialize its technologies and facilities; (10) risks related to the development, demonstration, licensing and deployment of advanced nuclear technologies, including newcleo’s lead-cooled fast reactor technology and mixed-oxide fuel strategy; (11) risks related to technical performance, engineering, manufacturing, construction, supply chain, fuel availability, cost estimates, project delays, cost overruns, corrosion, materials performance, safety, reliability and other development or operational challenges; (12) risks related to obtaining, maintaining or complying with required regulatory approvals, permits, authorizations, licenses and export control approvals in the United States, the United Kingdom, France, Italy, the European Union and other jurisdictions in which newcleo may operate; (13) changes in market, regulatory, political and economic conditions affecting the nuclear energy industry, advanced reactor development, energy markets, capital markets and infrastructure financing; (14) the costs related to the Proposed Transactions and those arising as a result of becoming a public company; (15) the level of redemptions of NewHold’s public shareholders, which may reduce the amount of cash available to the combined company and may reduce the public float of, reduce the liquidity of the trading market of, and/or maintain the quotation, listing or trading of securities of NewHold or newcleo; (16) risks related to increased competition in the industries in which newcleo will operate; (17) risks related to changes in U.S. or foreign laws and regulations applicable to nuclear energy, export controls, sanctions, trade restrictions, foreign investment, environmental protection, health and safety, securities and public company reporting; (18) the possibility that the combined company may be adversely affected by competitive factors, investor sentiment, litigation, cybersecurity incidents, geopolitical developments or other macroeconomic conditions; (19) the risk of being considered to be a “shell company” by any stock exchange on which newcleo securities will be listed or by the SEC, which may impact the ability to list newcleo’s securities and restrict reliance on certain rules or forms in connection with the offering, sale or resale of securities; and (20) other risks detailed from time to time in NewHold’s filings with the SEC, including the Registration Statement and related documents filed or to be filed in connection with the Business Combination.

The foregoing list of risk factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the final prospectus of NewHold dated February 27, 2025 and filed by NewHold with the SEC on February 28, 2025, NewHold’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on April 1, 2026, the Registration Statement and Proxy Statement/Prospectus that will be filed by newcleo and NewHold, and other documents filed by NewHold and newcleo from time to time with the SEC, as well as the list of risk factors included herein. These filings do or will identify and address other important risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. Additional risks and uncertainties not currently known or that are currently deemed immaterial may also cause actual results to differ materially from those expressed or implied by such forward-looking statements. Readers are cautioned not to put undue reliance on forward-looking statements, and none of the parties or any of their representatives assumes any obligation or intends to update or revise these forward-looking statements, each of which is made only as of the date of this press release.

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